Exhibit 21.1

SUBSIDIARIES OF PACER INTERNATIONAL, INC.

Jurisdiction of Incorporation
Intermodal Container Service, Inc. d/b/a Harbor Rail Transport	California
Manufacturers Consolidation Service of Canada, Inc.	Delaware
Pacer Cartage, Inc.	Delaware
Pacific Motor Transport Company d/b/a Pacer Transport	California
Pacer Distribution Services, Inc.	Delaware
PDS Trucking, Inc.	Delaware
RF International, Ltd.	New York
Ocean World Lines, Inc.	Delaware
Pacer Global Logistics, Inc.	Ohio
Pacer Stacktrain S. de R.L. de C.V.	Mexico
S&H Transport, Inc.	Delaware
S&H Leasing, Inc.	Delaware